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This filing is made pursuant to Rule 424(b)(2) under
the Securities Act of 1933 in connection with
Registration No. 333-132201

         SUBJECT TO COMPLETION, DATED MAY 11, 2006

The information contained in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated March 7, 2006)

         $

TOYOTA MOTOR CREDIT CORPORATION
        % Notes due 2011

        Interest is payable on May     and November     , commencing November     , 2006. The notes will mature on May     , 2011. The notes are not redeemable unless particular events occur involving United States taxation.

	Per Note	Total
Price to investors(1)
Underwriting discount
Proceeds to Toyota Motor Credit Corporation(2)

(1)
Plus accrued interest from            , 2006, if settlement occurs after that date.

(2)
Before deduction of expenses payable by Toyota Motor Credit Corporation.

        Investing in the notes involves certain risks. See "Risk Factors" on page S-2.

        Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The notes will be ready for delivery in book-entry form only through The Depository Trust Company, Euroclear or Clearstream, Luxembourg, on or about May     , 2006.

Joint Book-Running Managers

Deutsche Bank Securities
Merrill Lynch & Co.
Nomura Securities International, Inc.

The date of this prospectus supplement is May [    ], 2006.

        In this prospectus, "TMCC", "we", "us" and "our" refer specifically to Toyota Motor Credit Corporation. TMCC is the issuer of all of the notes offered under this prospectus supplement and the accompanying prospectus.

        If you want to find out more information about us, please see the sections in the accompanying prospectus entitled "Where You Can Find More Information" and "Incorporation of Information Filed with the SEC."

        The distribution of this prospectus supplement and the accompanying prospectus and the offer or sale of the notes in particular jurisdictions may be restricted by law; persons into whose possession this prospectus supplement and the accompanying prospectus come are required by the underwriters and TMCC to inform themselves about and to observe any applicable restrictions. This prospectus may only be used for the purposes for which it has been published. For a description of particular restrictions on offers and sales of the notes and the distribution of this prospectus supplement and the accompanying prospectus, see "Underwriting."

        You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. TMCC has not authorized anyone to make any representation in connection with the notes or to provide you with information different from that contained in this prospectus supplement and the accompanying prospectus. TMCC is offering to sell the notes, and seeking offers to buy the notes, only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement and date of the accompanying prospectus, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sales of the notes.

        References in this prospectus supplement and the accompanying prospectus to "dollars", "$" and "U.S.$" are to United States dollars.

        Our principal executive offices are located at 19001 South Western Avenue, Torrance, California 90509, and our telephone number is (310) 468-1310.

RISK FACTORS

        Your investment in the notes involves certain risks. You should consult with your own financial and legal advisers as to the risks involved in an investment in the notes and to determine whether the notes are a suitable investment for you. You should carefully consider the risk factors discussed below before investing in the notes. The pricing supplement for a particular issuance of notes may describe additional information and risks applicable to those notes.

Many Factors Affect the Trading Market and Market Value of Your Notes

        We cannot assure you that a trading market for your notes will ever develop or be maintained. Many factors independent of the creditworthiness of TMCC may affect the trading market or market value of your notes. These factors include:

  •
  the time remaining to the maturity of the notes;

  •
  the outstanding amount of the notes; and

  •
  the level, direction and volatility of market interest rates generally.

        Because of these limitations, you may not be able to sell notes readily or at prices that enable you to realize the yield you expect. You should not purchase notes unless you understand and are able to bear the risk that the notes may not be easy to sell and that the value of the notes will fluctuate over time, perhaps significantly.

        In addition, if your investment activities are subject to legal investment laws and regulations, you may not be able to invest in the notes or your investment in them may be limited. You should review and consider any applicable restrictions before investing in the notes.

Your Notes May Not Have an Established Trading Market; Secondary Trading in the Notes

        The notes will not have an established trading market when issued. The notes will not be listed on any securities exchange. The underwriters may from time to time purchase and sell notes in the secondary market, but no underwriter is obligated to do so. From time to time, each of the underwriters may make a market in the notes, but any market making may be discontinued at any time. For these reasons, you should not assume that there will be any secondary market for your notes or, if there is a market, that it will be liquid. In addition, even if a secondary market develops for the notes, transaction costs may be high. As a result, the spread between bid and asked prices for notes may be substantial.

Our Credit Ratings May Not Reflect All Risks of an Investment in the Notes

        TMCC's credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. TMCC's credit ratings, however, do not reflect the potential impact of risks related to market or other factors discussed above on the value of your notes.

Tax Consequences of Holding the Notes

        Different holders of the notes will be treated differently depending on their own particular status and circumstances. Potential investors should consider, and consult with their own tax advisers about the U.S. federal income (as well as applicable State, local and non-U.S. income and other) tax consequences to them of investing in, holding, and disposing of the notes.

STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement and the accompanying prospectus and the documents incorporated by reference contain "forward-looking statements," as that term is defined in Section 27A of the United States Securities Act of 1933, as amended ("Securities Act"), and Section 21E of the United States Securities Exchange Act of 1934, as amended ("Exchange Act"), relating to future events and TMCC's financial performance. The statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performance will differ materially from the predictions.

  INCORPORATION OF INFORMATION FILED WITH THE SEC

        The SEC allows us to "incorporate by reference" the information filed with the SEC, which means:

  •
  incorporated documents are considered part of this prospectus supplement,

  •
  we can disclose important information to you by referring you to those documents, and

  •
  later information that we file with the SEC will automatically update and supersede this incorporated information. We incorporate by reference the documents listed below which were filed with the SEC under the Exchange Act:

  •
  annual report on Form 10-K for the year ended March 31, 2005;

  •
  quarterly reports on Form 10-Q for the quarters ended June 30, 2005, September 30, 2005 and December 31, 2005; and

  •
  current reports on Form 8-K filed on April 4, 2005, April 21, 2005, October 5, 2005, January 13, 2006, March 7, 2006, March 30, 2006, April 4, 2006 and April 24, 2006 and on form 8-K/A filed on August 5, 2005.

        We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus supplement until this offering is completed:

  •
  any reports filed under Sections 13(a) and (c) of the Exchange Act,

  •
  any reports filed under Section 14 of the Exchange Act, and

  •
  any reports filed under Section 15(d) of the Exchange Act.

        You should rely only on information contained or incorporated by reference in this prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

        You should not assume that the information appearing in this prospectus supplement is accurate as of the date other than the date on the front of the documents. Our business, financial condition, results of operations and other information may have changed since that date.

        You may request a copy of any filings referred to above at no cost by oral or written request to the following address: Toyota Motor Credit Corporation, 19001 South Western Avenue, Torrance, California 90501, United States; Attn: Treasury; telephone: (310) 468-1310.

USE OF PROCEEDS

        We intend to use the net proceeds from the sale of the notes for general corporate purposes, the purchase of earning assets and the retirement of debt. We may use the net proceeds initially to reduce short-term borrowings or invest in short-term securities.

SELECTED FINANCIAL INFORMATION

        The following selected financial data for the years ended March 31, 2005, 2004, 2003 and 2002, the six months ended March 31, 2001, and the year ended September 30, 2000 have been derived from financial statements examined by PricewaterhouseCoopers LLP, an independent registered public accounting firm, included in TMCC's Annual Reports on Form 10-K for the years ended March 31, 2005, 2003 and 2002, TMCC's Annual Report on Form 10-K as amended by Form 10-K/A for the year ended March 31, 2004, TMCC's Annual Report on Form 10-KT for the six-month transition period ended March 31, 2001, and TMCC's Annual Report on Form 10-K for the year ended September 30, 2000. In December 2004, TMCC filed an Amended Annual Report on Form 10-K/A to restate certain of its historical financial information. The following table includes the restated financial information. TMCC's selected financial data for the nine months ended December 31, 2005 and 2004 has been derived from TMCC's unaudited financial statements included in TMCC's Quarterly Reports on Form 10-Q for the periods ended December 31, 2005 and 2004, which in the opinion of management, reflects all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of the data for the interim periods presented. The information for the nine months ended December 31, 2005 is not necessarily indicative of the results that may be expected for the full fiscal year or any other interim period. TMCC's Annual Report on Form 10-K for the year ended March 31, 2005 and TMCC's Quarterly Report on Form 10-Q for the period ended December 31, 2005 referred to above are among the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The following information should be read in conjunction with TMCC's financial statements contained in these documents. See "Incorporation of Information Filed with the SEC."

	Nine Months Ended December 31,		Years Ended March 31,				Six Months Ended March 31,	Year Ended September 30,
	2005	2004	2005	2004	2003	2002	2001	2000
	(U.S. Dollars in Millions)
INCOME STATEMENT DATA(1)
Financing Revenues:
Operating lease	$1,968	$1,571	$2,141	$2,049	$1,993	$1,870	$968	$2,007
Direct finance lease	107	138	169	291	409	512	269	396
Retail financing	1,406	1,108	1,506	1,284	1,172	958	398	776
Dealer financing	286	189	270	198	181	193	128	189

Total financing revenues	3,767	3,006	4,086	3,822	3,755	3,533	1,763	3,368
Depreciation on operating leases	1,470	1,160	1,579	1,561	1,502	1,480	747	1,440
Interest expense	1,090	460	670	578	1,249	1,014	760	1,311

Net financing revenues	1,207	1,386	1,837	1,683	1,004	1,039	256	617
Insurance premiums earned and contract revenues	213	185	251	212	186	175	80	153
Investment and other income	101	100	139	196	182	100	92	30

Net financing revenues and other revenues	1,521	1,671	2,227	2,091	1,372	1,314	428	800

Provision for credit losses	193	143	230	351	604	263	89	135
Expenses:
Operating and administrative	516	475	650	583	537	527	242	414
Insurance losses and loss adjustment expenses	85	78	104	98	87	76	35	81

Total provision for credit losses and expenses	794	696	984	1,032	1,228	866	366	630

Income before equity in net loss of subsidiary, provision for income taxes and cumulative effect of change in accounting principle	727	975	1,243	1,059	144	448	62	170
Equity in net loss of subsidiary	—	—	—	—	—	—	—	(1)
Provision for income taxes	284	381	481	418	54	177	23	65

Income before cumulative effect of change in accounting principle	443	594	762	641	90	271	39	104
Cumulative effect of change in accounting principle, net of tax benefits	—	—	—	—	—	—	(2)	—

Net Income	$443	$594	$762	$641	$90	$271	$37	$104

BALANCE SHEET DATA(1)
Finance receivables, net	$41,270	$36,567	$37,608	$32,318	$26,328	$23,309	$19,081	$18,060
Investment in operating leases, net	$11,946	$8,310	$9,341	$7,609	$7,946	$7,593	$7,368	$7,923
Total assets	$56,638	$49,328	$50,676	$44,634	$39,001	$33,942	$28,914	$27,880
Debt	47,299	40,689	41,757	36,854	32,156	27,020	22,189	22,330
Capital stock(2)	915	915	915	915	915	915	915	915
Retained earnings(3)	3,702	3,147	3,283	2,604	1,963	1,873	1,606	1,570
Total shareholder's equity	$4,662	$4,116	$4,244	$3,563	$2,895	$2,802	$2,537	$2,503
RATIO OF EARNINGS TO FIXED CHARGES	1.66	3.10	2.84	2.81	1.11	1.44	1.08	1.13

(Footnotes on following page)

(1)
Certain prior period amounts have been reclassified to conform with the current period presentation.

(2)
$10,000 par value per share.

(3)
During fiscal 2002, our Board of Directors declared and paid a cash dividend of $4 million to Toyota Financial Services Americas Corporation, ("TFSA"). During fiscal 2006, our Board of Directors paid a cash dividend of $115 million to TFSA. No dividends were declared or paid in any other period presented.

CAPITALIZATION

        The following table sets forth the consolidated capitalization of TMCC at December 31, 2005:

	Balance at December 31, 2005	Balance as Adjusted(3)
	(U.S. Dollars in Millions)
Debt:(1)
Notes and loans payable within one year, net(2)	$21,440		$23,576
Notes and loans payable after one year, net	25,105

Carrying value adjustment	754		967

Total debt	$47,299	$

Shareholder's equity:
Capital stock, $10,000 par value (100,000 shares authorized: 91,500 issued and outstanding at December 31, 2005 and as adjusted)(4)	$915		$915
Retained earnings	3,702		3,702

Accumulated other comprehensive income	45		45

Total shareholder's equity	4,662		4,662

Total capitalization	$51,961	$

(1)
The debt numbers in this Capitalization section and Capitalization Table are quoted in U.S. dollars and include the effect of separate cross currency interest rate swap agreements effectively converting foreign currency notes into fixed U.S. dollar obligations at the respective cross currency interest rate swap agreement contract rates. The carrying value adjustment represents the effects of foreign currency transaction gains and losses on debt denominated in foreign currencies, fair value adjustments to debt in hedge accounting relationships, and the unamortized fair value adjustments on the hedged item for terminated fair value hedge accounting relationships. See Note 6 of the Consolidated Financial Statements and Notes included in TMCC's Quarterly Report on Form 10-Q for the quarter ended December 31, 2005, incorporated by reference into this prospectus supplement. TMCC has certain commitments and contingent liabilities that may materially impact TMCC's financial position or results of operations if certain events occur. The maximum potential commitment amounts as of December 31, 2005, are $4,148 million. Of this amount, $3,633 million relates to credit facilities extended to vehicle and industrial equipment dealers, $221 million relates to credit facilities extended to affiliates, $148 million relates to guarantees of affiliate pollution control and solid waste disposal bonds and debt of certain affiliates, $121 million relates to long term lease commitments, and $25 million relates to revolving liquidity notes related to securitization transactions. As of December 31, 2005, TMCC has not recorded any liabilities as a result of these commitments and contingencies. For additional information relating to other commitments and contingent liabilities of TMCC, see Note 14 of the Consolidated Financial Statements and Notes included in TMCC's Annual Report on Form 10-K for the year ended March 31, 2005 and Note 8 of the Consolidated Financial Statements and Notes included in TMCC's Quarterly Report on Form 10-Q for the quarter ended December 31, 2005, both of which (excluding all information incorporated by reference therein) are incorporated by reference in this prospectus supplement and the accompanying prospectus.

(2)
Includes debt maturing within one year of December 31, 2005 and commercial paper.

(3)
As adjusted to give effect to: (i) the issuance of medium-term notes and bonds totaling $5,232,180,000 during the period January 1, 2006 through April 30, 2006, (ii) the maturity of medium-term notes and bonds totaling $3,318,651,000 during the period January 1, 2006 through April 30, 2006, (iii) the net increase of commercial paper totaling $2,134,393,000 during the period January 1, 2006 through April 30, 2006, and (iv) the notes described in this prospectus supplement. In addition, since April 30, 2006, TMCC has issued $1,354,933,055 in additional domestic and euro medium-term note issuances.

(4)
Common shares. TMCC is authorized to issue only one class of shares of stock.

DESCRIPTION OF THE NOTES

        The notes will be issued as a separate series of debt securities under an indenture, dated as of August 1, 1991, as amended by the first supplemental indenture, dated as of October 1, 1991, and a second supplemental indenture, dated as of March 31, 2004 (the "Indenture"), among TMCC, JPMorgan Chase Bank, N.A. (as successor to The Chase Manhattan Bank) and Deutsche Bank Trust Company Americas (as successor to Bankers Trust Company). JPMorgan Chase Bank, N.A. will act as trustee for the notes (the "Trustee"). TMCC and TMCC's affiliates have and may in the future engage in transactions in the ordinary course of business with the Trustee. The following summary of certain provisions of the notes and of the Indenture does not contain all of the information which may be important to you. You should read all of the provisions of the Indenture carefully, including the definition of certain terms before you decide to invest in the notes.

        A copy of the Indenture has been filed as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus are a part. The noteholders are bound by, and are deemed to have notice of, the provisions of the Indenture. Copies of the Indenture will be available for inspection during usual business hours at the principal office of the Trustee. Capitalized terms used but not defined herein have the meanings given to them in the Indenture or the notes, as the case may be.

General

        The notes will be a separate series of debt securities issued under the Indenture and will be limited to $                  aggregate principal amount (except as described under "Further Issues" below) and will mature at par on May    , 2011. The notes will bear interest from May    , 2006 at the rate shown on the front cover of this prospectus supplement, payable in equal semi-annual installments (except for the first interest payment) on May    and November    in each year beginning November     , 2006 to Holders of record on the preceding May    and November    (each a "Record Date"), respectively. The first payment of interest will be made on November     , 2006 for the period from and including May    , 2006 to but excluding November    , 2006.

        Interest will be calculated on the basis of a 360-day year of twelve 30-day months.

        If a date for payment of principal or interest on the notes falls on a day that is not a Business Day, the related payment of principal or interest will be made on the next succeeding Business Day as if made on the date the payment was due. No interest will accrue on any amounts payable for the period from and after the date for payment of principal or interest on the notes. For these purposes, "Business Day" means any day which is a day on which commercial banks and foreign exchange markets settle payments and are open for general business in The City of New York.

        The notes will be unsecured general obligations of TMCC and will rank equally with all other unsecured and unsubordinated indebtedness of TMCC from time to time outstanding.

        Except as described below, the notes will not be subject to redemption before maturity, by a sinking fund or otherwise. We may not redeem the notes prior to maturity unless particular events occur involving U.S. taxation. See "—Redemption for Tax Reasons."

        The notes will be issued in denominations of $2,000 and integral multiples of $1,000 above $2,000.

Prescription

        In the event that any money for the payment of principal or interest in respect of any notes remains unclaimed for one year after such principal or interest has become due and payable, then such amounts shall be paid to TMCC and all liability of the Trustee shall cease and any holder of such notes shall look only to TMCC for payment thereof; provided however, that the Trustee or the paying agent shall cause a notice to be published and specify a date upon which such principal or interest may be claimed prior to any repayment to TMCC.

Credit Support

        The notes will be covered by the Credit Support Agreement between TMCC and Toyota Financial Services Corporation ("TFSC") and the Credit Support Agreement between TFSC and Toyota Motor Corporation described under "Description of Debt Securities—Credit Support" in the accompanying prospectus.

Book-Entry, Delivery and Form

Description of the Global Notes

        Upon issuance, the notes will be represented by one or more fully registered global notes (each, a "Global Note"). Each Global Note will be deposited on or about May    , 2006 with, or on behalf of, The Depository Trust Company ("DTC"), as depository, registered in the name of DTC or a nominee of DTC. The initial depository for the notes will be DTC. The notes will be issued as fully registered securities registered in the name of Cede & Co., DTC's partnership nominee or such other name as may be requested by an authorized representative of DTC. One Global Note will be issued to represent each $500,000,000 of aggregate principal amount of notes. An additional Global Note will be issued to represent remaining principal amount.

        Except as described below, a Global Note may not be transferred except as a whole: (1) by DTC to a nominee of DTC; (2) by a nominee of DTC to DTC or another nominee of DTC; (3) by DTC or any nominee to a successor of DTC or a nominee of the successor.

        So long as DTC or its nominee is the registered owner of a Global Note, DTC or its nominee, as the case may be, will be the sole Holder of the notes in book-entry form represented by the Global Note for all purposes under the Indenture. Except as otherwise provided in this section, the actual purchasers ("Beneficial Owners") of the Global Note or Notes representing notes in book-entry form will not be entitled to receive physical delivery of notes in certificated form and will not be considered to be the Holders of the notes for any purpose under the Indenture, and no Global Note representing notes in book-entry form will be exchangeable or transferrable. Accordingly, each person owning a beneficial interest in a Global Note must rely on the procedures of DTC and, if a person is not a participant in DTC, on the procedures of the participant through which the person owns its interest in order to exercise any rights of a Holder under the Indenture.

        Beneficial Owners may also hold their interest in a Global Note held by DTC through Clearstream Banking, societe anonyme, Luxembourg ("Clearstream, Luxembourg") or Euroclear Bank S.A./N.V., as operator of the Euroclear system (the "Euroclear operator"), if they are participants in those systems, or indirectly through organizations that are participants in those systems. Clearstream, Luxembourg and the Euroclear operator will hold interests on behalf of their customers through accounts held in Clearstream, Luxembourg's and the Euroclear operator's names on the books of their respective depositaries, which in turn will hold the interests in the depositaries' names on the books of DTC.

        TMCC understands that under existing industry practices, if TMCC requests any action of Holders or if a Beneficial Owner of a Global Note desires to give or take any action that a Holder is entitled to give or take under the Indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take the desired action, and the participants would authorize Beneficial Owners owning through the participants to give or take the desired action or would otherwise act upon the instructions of Beneficial Owners. Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the Global Notes representing the notes in book-entry form unless authorized by a direct participant in accordance with DTC's procedures. Under its usual procedures,

DTC mails an omnibus proxy to TMCC as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants, identified in a listing attached to the omnibus proxy, to whose accounts the notes in book-entry form are credited on the applicable record date. The Euroclear operator or Clearstream, Luxembourg, as the case may be, will take action on behalf of their participants only in accordance with their respective relevant rules and procedures and subject to its respective depositaries' ability to effect such actions on its behalf through DTC.

        Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to Beneficial Owners will by governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in certificated form. These limits and laws may impair the ability to transfer beneficial interests in a Global Note representing notes in book-entry form. Further, because DTC can act only on behalf of its participants, who in turn act on behalf of indirect participants, the ability of Beneficial Owners to pledge their interest in the notes to persons or entities that do not participate in the DTC system, or otherwise take action with respect to such interest, may be limited by the lack of a definitive certificate of such interest.

Settlement Procedures

        Purchases of notes in book-entry form under DTC's system must be made by or through direct participants, which will receive a credit for notes in book-entry form on DTC's records. The ownership interest of each Beneficial Owner is in turn recorded on the records of direct participants and indirect participants. Beneficial Owners of notes in book-entry form will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in a Global Note representing notes in book-entry form are accomplished by entries made on the books of participants acting on behalf of the Beneficial Owners.

        To facilitate subsequent transfers, all Global Notes representing notes in book-entry form which are deposited with DTC are registered in the name of DTC's partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of Global Notes with DTC and their registration in the name Cede & Co. or such other DTC nominee effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Global Notes representing the notes in book-entry form; DTC's records reflect only the identity of the direct participants to whose accounts the notes in book-entry form are credited, which may or may not be the Beneficial Owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers and for forwarding all notices concerning the notes to their customers.

        So long as DTC, or its nominee, is a registered owner of the Global Notes representing the notes in book-entry form, TMCC will make principal and interest payments on the Global Notes representing the notes in book-entry form to DTC. DTC's practice is to credit direct participants' accounts upon DTC's receipt of funds and corresponding detail information from TMCC or the Trustee, on the applicable payment date in accordance with their respective holdings shown on DTC's records. Payments by participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of the participant and not of DTC, the Trustee or TMCC, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of TMCC or the Trustee. Disbursement of such payments to direct participants is the responsibility of DTC, and disbursement of payments to the Beneficial Owners is the responsibility of direct participants and indirect participants. Distributions with respect to Notes held through Clearstream, Luxembourg or the Euroclear operator will be credited, to the extent received by their respective depositaries, to the cash accounts of their participants in accordance with the relevant system's rules and procedures.

        A Beneficial Owner shall give notice to elect to have its notes in book-entry form repaid by TMCC, through its participant, to the Trustee, and will effect delivery of notes in book-entry form by causing the direct participant to transfer the participant's interest in the Global Notes representing the notes in book-entry form, on DTC's records, to the Trustee. The requirement for physical delivery of notes in book-entry form in connection with a demand for repayment will be deemed satisfied when the ownership rights in the Global Notes representing notes in book-entry form are transferred by direct participants on DTC's records.

        If DTC is at any time unwilling or unable to continue as depository and a successor depository is not appointed by TMCC within 90 days, TMCC will issue notes in certificated form in exchange for the notes represented by the Global Notes. In addition, TMCC may at any time and in its sole discretion determine to discontinue use of a Global Note and, in that event, will issue notes in certificated form in exchange for the notes represented by the Global Note. Notes so issued will be issued in denominations of $2,000 and integral multiples of $1,000 and will be issued in registered form only, without coupons.

Secondary Market Trading

        Because the purchaser of interest in the notes determines the place of delivery, it is important to establish at the time of trading of any notes where both the purchaser's and seller's accounts are located to ensure that settlement can be made on the desired value date.

        Trading between participants of DTC ("DTC Participants").    Secondary market sales of notes held in DTC between DTC Participants will occur in the ordinary way in accordance with DTC rules and will be settled using the procedures applicable to United States corporate debt obligations.

        Trading between participants of Euroclear ("Euroclear Participants") and/or participants of Clearstream, Luxembourg ("Clearstream, Luxembourg Participants").    Secondary market sales of beneficial interests in the notes held through

        Euroclear or Clearstream, Luxembourg to purchasers that will hold beneficial interests through Euroclear or Clearstream, Luxembourg will be conducted in accordance with the normal rules and operating procedures of Euroclear and Clearstream, Luxembourg and will be settled using the procedures applicable to conventional eurobonds.

        Trading between DTC Seller and Euroclear/Clearstream, Luxembourg Purchaser.    When book-entry interests in notes are to be transferred from the account of a DTC Participant to the account of a Euroclear or Clearstream, Luxembourg accountholder, the purchaser must first send instructions to the Euroclear operator or Clearstream, Luxembourg through a participant at least one business day (European time) prior to the settlement date, in accordance with its rules and procedures and within its established deadlines (European time). Clearstream Luxembourg Participants and Euroclear Participants may not deliver instructions directly to DTC. The Euroclear operator or Clearstream, Luxembourg will then instruct its depositary to receive the notes and make payment for them. On the settlement date, the depositary will make payment to the DTC Participant's account and the notes will be credited to the depositary's account. After settlement has been completed, DTC will credit the notes to the U.S. depositary for the Euroclear operator or Clearstream, Luxembourg, as the case may be. The Euroclear operator or Clearstream, Luxembourg will credit the notes, in accordance with its usual procedures, to the participant's account, and the participant will then credit the purchaser's account.

These securities credits will appear the next business day (European time) after the settlement date. The cash debit from the account of the Euroclear operator or Clearstream, Luxembourg will be back-valued to the value date (which will be the preceding business day (European time) if settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the cash debit will instead be valued at the actual settlement date. Since the settlement will occur during New York business hours, a DTC Participant selling an interest in the notes can use its usual procedures for transferring notes to the U.S. depositary for the Euroclear operator or Clearstream, Luxembourg, as the case may be, for the benefit of Euroclear Participants or Clearstream Luxembourg Participants. The DTC seller will receive the sale proceeds on the settlement date. Thus, to the DTC seller, a cross-market sale will settle no differently than a trade between two DTC Participants.

        Trading between a Euroclear or Clearstream, Luxembourg Seller and a DTC Purchaser.    Due to time zone differences in their favor, Euroclear Participants and Clearstream, Luxembourg Participants can use their usual procedures to transfer notes through the applicable U.S. depositary to a DTC Participant. The seller must first send instructions to the Euroclear operator or Clearstream, Luxembourg through a participant at least one business day (European time) prior to the settlement date. The Euroclear operator or Clearstream, Luxembourg will then instruct its U.S. depositary to credit the notes to the DTC Participant's account and receive payment. The payment will be credited in the account of the Euroclear or Clearstream, Luxembourg Participant on the following business day (European time), but the receipt of the cash proceeds will be backvalued to the value date (which will be the preceding business day (European time) if settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the receipt of the cash proceeds will instead be valued at the actual settlement date.

        Although the foregoing sets out the procedures of Euroclear, Clearstream, Luxembourg and DTC in order to facilitate the transfers of interests in the notes among participants of DTC, Clearstream, Luxembourg and Euroclear, none of the Euroclear operator, Clearstream, Luxembourg or DTC is under any obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of TMCC, the Trustee nor any underwriter or any affiliate of any of the above, or any person by whom any of the above is controlled for the purposes of the United States Securities Act of 1933, as amended, will have any responsibility for the performance by DTC, the Euroclear operator and Clearstream, Luxembourg or their respective direct or indirect participants or accountholders of their respective obligations under the rules and procedures governing their operations or for the sufficiency for any purpose of the arrangements described above.

The Clearing Systems

        DTC.    DTC is a limited-purpose trust company organized under the New York Banking Laws, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of DTC include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC, in turn, is owned by a number of its direct participants and Members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation, and Emerging Markets Clearing Corporation, as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The DTC rules applicable to its participants are on file with the SEC.

        Clearstream, Luxembourg.    Clearstream, Luxembourg holds securities for Clearstream, Luxembourg Participants and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg Participants through electronic book-entry changes in accounts of Clearstream, Luxembourg Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream, Luxembourg Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries. As a registered bank in Luxembourg, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream, Luxembourg Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include these underwriters. Indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream, Luxembourg Participant either directly or indirectly.

        Euroclear.    Euroclear holds securities for Euroclear Participants and clears and settles transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is owned by Euroclear Clearance System Public Limited Company and operated through a license agreement by the Euroclear operator, under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters, dealers or agents with respect to the notes. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly. The Euroclear Operator advises that it is regulated and examined by the Belgian Banking and Finance Comission and the National Bank of Belgium. Securities clearance accounts and cash accounts with the Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Euroclear Terms and Conditions"). The Euroclear Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Euroclear Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

Further Issues

        We may from time to time, without notice to or the consent of the registered holders of the notes, create and issue further notes ranking equally with the notes in all respects, or in all respects except for (1) the payment of interest accruing prior to the issue date of any further notes or (2) the first payment of interest following the issue date of any further notes. Further notes may be consolidated and form a single series with the notes and have the same terms as to status, redemption or otherwise as the notes.

Payment of Additional Amounts

        We will pay to any Foreign Holder (as defined below), whether or not such Holder is a beneficial owner of a note, additional amounts ("Additional Amounts") necessary in order that every net payment in respect of the principal of or interest on the note, after deduction or withholding by TMCC or any paying agent for or on account of any present or future tax, assessment or governmental charge ("Tax") imposed upon or as a result of such payment by the United States or any political subdivision or taxing authority, will not be less than the amount provided for in the note to be then due and payable before any deduction or withholding for or on account of any such Tax. The foregoing obligation to pay Additional Amounts will not apply to:

(a)
any Tax which would not have been so imposed but for:

  the existence of any present or former connection between the Holder (or a fiduciary, settlor, beneficiary, member or shareholder of, or holder of a power over, the Holder, if the Holder is an estate, trust, partnership or corporation) and the United States, including, without limitation, the Holder (or the fiduciary, settlor, beneficiary, member, shareholder of, or holder of a power) being or having been a citizen or resident or treated as a resident or being or having been engaged in a trade or business therein or being or having been present therein or having or having had a permanent establishment therein, or the Holder (or a fiduciary, settlor, beneficiary, member or shareholder of, or holder of a power over, the Holder, if the Holder is an estate, trust, partnership or corporation)'s present or former status as a personal holding company, foreign personal holding company, controlled foreign corporation, passive foreign investment company or private foundation for United States federal income tax purposes or as a corporation which accumulates earnings to avoid United States federal income tax;

(b)
any Tax which would not have been so imposed but for the presentation by the Holder of the note for payment on a date more than 15 days after the date on which the payment became due and payable or the date on which payment is duly provided for, whichever occurs later;

(c)
any estate, inheritance, gift, sales, transfer, personal property, excise or similar Tax;

(d)
any Tax which is payable otherwise than by withholding from payments in respect of principal of or interest on any note;

(e)
any Tax imposed on interest received by a Holder or beneficial owner of a note who (i) actually or constructively owns 10% or more of the total combined voting power of all classes of stock of TMCC entitled to vote within the meaning of Section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended or (ii) is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business;

(f)
any Tax imposed as a result of the failure to comply with:

  certification, information, documentation, reporting or other similar requirements concerning the nationality, residence, identity or connection with the United States of the Holder or beneficial owner of the note, if such compliance is required by statute, or by regulation of the United States Treasury Department, as a precondition to relief or exemption from such tax, assessment or other governmental charge (including backup withholding), or any other certification, information, documentation, reporting or other similar requirements under United States income tax laws or regulations that would establish entitlement to otherwise applicable relief or exemption from such tax, assessment or other governmental charge;

(g)
any Tax required to be withheld by any paying agent from any payment of the principal of or interest on any note, if such payment can be made without such withholding by at least one other paying agent;

(h)
any Tax withheld or deducted from a payment, where such withholding or deduction is required to be made pursuant to European Council Directive 2003/48/EC or any law implementing or complying with, or introduced in order to conform to, such Directive;

(i)
any Tax withheld or deducted from a payment to a Holder who would have been able to avoid such withholding or deduction by presenting the relevant note to another paying agent in a member state of the European Union; or

(j)
any combination of items (a), (b), (c), (d), (e), (f), (g), (h) or (i);

nor will Additional Amounts be paid to any Holder who is a fiduciary or partnership or other than the sole beneficial owner of the note to the extent a settlor or beneficiary with respect to the fiduciary or a member of such partnership or a beneficial owner of the note would not have been entitled to payment of Additional Amounts had the beneficiary, settlor, member or beneficial owner been the Holder of the note.

        The notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable thereto. Except as specifically provided under this heading "Payment of Additional Amounts" and under the heading below "—Redemption for Tax Reasons", TMCC will not be required to make any payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein.

        As used under this heading "Payment of Additional Amounts" and under the headings "—Redemption for Tax Reasons" and "United States Federal Income Taxation—Material United States Tax Considerations for Foreign Holders", the term "United States" means the United States of America (including the States and the District of Columbia) and its territories, its possessions and other areas subject to its jurisdiction. "Foreign Holder" has the meaning set forth in "United States Federal Income Taxation" below.

Redemption for Tax Reasons

        If as a result of any change in or amendment to the laws (including any regulations or rulings promulgated thereunder) of the United States or any political subdivision thereof or therein affecting taxation, any change in the official application or interpretation of such laws, including any official proposal for such a change, amendment or change in the application or interpretation of such laws, which change, amendment, application or interpretation is announced or becomes effective after the date of this prospectus supplement or which proposal is made after that date, as a result of any action taken by any taxing authority of the United States which action is taken or becomes generally known after such date, or any commencement of a proceeding in a court of competent jurisdiction in the United States after that date, whether or not such action was taken or such proceeding was brought with respect to TMCC, there is, in that case, in the written opinion of independent legal counsel of recognized standing to TMCC, a material increase in the probability that TMCC has or may become obligated to pay Additional Amounts (as described above under "—Payment of Additional Amounts"), and TMCC, in its business judgment, determines that the obligation cannot be avoided by the use of reasonable measures available to it, not including assignment of the notes, the notes may be redeemed, as a whole but not in part, at TMCC's option at any time thereafter, upon notice to the Trustee and the Holders of the notes in accordance with the provisions of the Indenture at a redemption price equal to 100% of the principal amount of the notes to be redeemed together with accrued interest to the date fixed for redemption.

Notices

        Notices to Holders of the notes will be published in authorized daily newspapers in The City of New York. It is expected that publication will be made in The City of New York in The Wall Street Journal. Any notice given pursuant to these provisions will be deemed to have been given on the date of publication or, if published more than once, on the date first published.

UNITED STATES FEDERAL INCOME TAXATION

        Set forth below is a summary of certain U.S. federal income tax considerations of importance to holders of the notes. This summary only applies to initial holders of the notes who purchased the notes at their original issue price. The summary concerns holders who hold the notes as capital assets and not special classes of holders, including dealers in securities or currencies, financial institutions, insurance companies, regulated investment companies, persons who hold the notes as a position in a "straddle," currency, interest rate or other "hedge," "conversion transaction" or other integrated transaction, tax-exempt investors, U.S. expatriates or persons treated as residents of more than one country, persons whose functional currency is other than the U.S. dollar, persons who acquire, or for income tax purposes are deemed to have acquired, the notes in an exchange or for property other than cash, persons subject to the alternative minimum tax, or partnerships or other entities classified as partnerships for U.S. federal income tax purposes and persons holding notes through any such entities. The discussion below is based on existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), judicial decisions and administrative rulings and pronouncements, and existing and proposed Treasury Regulations, all of which are subject to alternative construction or to change possibly with retroactive effect. Prospective investors are urged to consult their tax advisors regarding the U.S. federal tax consequences of acquiring, holding and disposing of the notes, as well as any tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdiction.

        If a partnership or other entity treated as a partnership for U.S. tax purposes holds notes, the tax consequences to a partner will generally depend upon the status of the partner and the activities of the partnership. A holder of the notes that is a partnership, and partners in such a partnership, should consult their tax advisors about the U.S. federal income tax consequences to them of the ownership and disposition of the notes.

Material United States Tax Considerations for U.S. Holders

        As used herein, "U.S. Holder" means a beneficial owner of a note who is:

  a citizen or resident of the United States,

  a corporation or other entity treated as a corporation for U.S. federal tax purposes created or organized in or under the laws of the United States or any political subdivision thereof,

  an estate the income of which is subject to U.S. federal income taxation regardless of its source,

  a trust, if (i) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) the trust has in effect a valid election to be treated as a U.S. person, or any other holder whose beneficial ownership of a note is effectively connected with the conduct of a trade or business in the United States.

  Payment of Interest

        Interest on the notes generally will be taxable to a U.S. Holder as ordinary interest income at the time interest accrues or is received, in accordance with the U.S. Holder's regular method of tax accounting.

  De Minimis Original Issue Discount

        Because the notes will be offered at slightly less than par, the notes will be issued with de minimis original issue discount. U.S. Holders who purchase notes at original issuance will generally include such de minimis original issue discount in income, as capital gain, when principal payments are made on the notes at maturity or upon earlier redemption.

  Disposition or Repayment of a Note

        U.S. Holders of notes will generally recognize gain or loss on the sale, redemption, exchange or other disposition of the notes. This gain or loss will be measured by the difference between the amount realized (except to the extent attributable to accrued interest) and the U.S. Holders' adjusted tax basis in the notes. U.S. Holders' adjusted tax basis for determining gain or loss on a sale or disposition of notes generally will be their cost. Gain or loss on the sale, exchange or redemption of a note generally will be long-term capital gain or loss, generally taxable to a non-corporate U.S. Holder who sells, redeems, exchanges or otherwise disposes of the note in taxable years beginning before January 1, 2009 at a preferential rate, if the note has been held for more than one year. Prospective purchasers of notes should consult their own tax advisors concerning the tax consequences of a sale, redemption, exchange or other disposition of the notes.

  Backup Withholding and Information Reporting

        The amount of any interest paid on the notes in each calendar year and the amounts of tax withheld, if any, with respect to the payments will generally be required to be reported to the Internal Revenue Service ("IRS"). U.S. Holders may be subject to backup withholding tax (currently at a rate of 28%) with respect to interest payments and gross proceeds from the sale, exchange or retirement of notes unless (1) the U.S. Holder is a corporation or comes within certain other exempt categories or (2) prior to payment, the U.S. Holder provides an accurate taxpayer identification number and certifies as required on a duly completed and executed IRS Form W-9 (or permitted substitute or successor form), and otherwise complies with the requirements of the backup withholding rules.

        Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against such U.S. Holder's U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided the required information is furnished to the IRS.

Material United States Tax Considerations for Foreign Holders

        Set forth below is a summary of certain U.S. tax consequences for Foreign Holders of notes. For purposes of this discussion, "Foreign Holder" means a beneficial owner of a note that is an individual, corporation (including an entity treated as a corporation for U.S. federal income tax purposes), trust or estate that is not a U.S. Holder.

  Income and Withholding Tax

        Subject to the discussion of backup withholding below:

  •
  Payments of interest on a note to a Foreign Holder will not be subject to U.S. federal income tax or withholding tax, if:

  (1)
  the payments are not effectively connected with the conduct of a U.S. trade or business,

  (2)
  the Foreign Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of TMCC entitled to vote,

  (3)
  the Foreign Holder is not (a) a controlled foreign corporation related to TMCC through stock ownership, (b) a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business, or (c) a foreign tax exempt organization or a foreign private foundation for U.S. federal income tax purposes, and

  (4)
  prior to payment, a statement (generally made on a properly completed and duly executed IRS Form W8BEN) is received certifying that the beneficial owner of the note is not a U.S. person and certain other requirements are met;

  •
  A Foreign Holder of a note will not be subject to U.S. federal income tax on gain realized on the sale, exchange or redemption of a note unless in general:

  (1)
  the gain is effectively connected with the conduct of a U.S. trade or business of the Foreign Holder, or

  (2)
  the Foreign Holder is an individual who is present in the United States for 183 days or more during the taxable year and either (a) the individual's "tax home" for U.S. federal income tax purposes is in the United States, or (b) the gain is attributable to an office or other fixed place of business maintained in the United States by the individual; and

  •
  A note beneficially owned by an individual who at the time of death was not a citizen or resident of the United States (as defined for U.S. federal estate tax purposes) will not be included in the decedent's gross estate for U.S. federal estate tax purposes as a result of such individual's death, unless the individual:

  (1)
  actually or constructively owned 10% or more of the total combined voting power of all classes of stock of TMCC entitled to vote, or

  (2)
  held such note in connection with a U.S. trade or business.

        If a Foreign Holder is engaged in a trade or business in the United States, and if interest on the note (or gain realized on its sale, exchange or other disposition) is effectively connected with the conduct of such trade or business, the Foreign Holder, although exempt from the withholding tax discussed above (provided the Foreign Holder timely provides a properly completed and duly executed IRS Form W-8ECI or successor form), will generally be subject to regular U.S. federal income tax on such effectively connected income in the same manner as if it were a U.S. person unless such Foreign Holder properly claims the benefits of the income tax treaty, if any, between the United States and its country of residence (generally by providing a properly completed and duly executed IRS Form W-8BEN) and such interest or gain is not attributable to a permanent establishment or fixed base of such Foreign Holder in the United States. In addition, if a Foreign Holder is a foreign corporation, it may be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

        The foregoing does not deal with all aspects of U.S. federal income and withholding tax that may be relevant to Foreign Holders. Foreign Holders are advised to consult their own tax advisors for specific advice concerning the ownership and disposition of notes.

  Backup Withholding and Information Reporting

        The amount of any interest paid on the notes in each calendar year and the amounts of tax withheld, if any, with respect to the payments will generally be required to be reported to the IRS. Foreign Holders who have provided the form and certifications mentioned above or who have otherwise established an exemption will generally not be subject to backup withholding tax if neither TMCC nor its agent has actual knowledge or reason to know that any information in those forms and certifications is unreliable or that the conditions of the exemption are in fact not satisfied.

        Payments of the proceeds from the sale of a note held by a Foreign Holder to or through a foreign office of a broker will generally not be subject to information reporting or backup withholding. However, information reporting, but not backup withholding, may apply to those payments if the broker is one of the following:

    (1)
    a U.S. person,

    (2)
    a controlled foreign corporation for U.S. federal income tax purposes,

    (3)
    a foreign person 50 percent or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment was effectively connected with a U.S. trade or business, or

    (4)
    a foreign partnership with specified connections to the United States.

        Information reporting and backup withholding may apply to payment of the proceeds from a sale of a note held by a Foreign Holder to or through the U.S. office of a broker unless the holder establishes an exemption from one or both.

        Foreign Holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available. Backup withholding is not a separate tax, but is allowed as a refund or credit against the holder's U.S. federal income tax, provided the necessary information is furnished to the IRS.

UNDERWRITING

        Under the terms and subject to the conditions set forth in a purchase agreement, dated May    , 2006 (the "Purchase Agreement"), the underwriters named below (the "Underwriters") have severally agreed to purchase, and TMCC has agreed to sell to them, severally, the respective principal amount of notes set forth opposite their respective names below:

Underwriter	Principal Amount of Notes
Deutsche Bank Securities Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Nomura Securities International, Inc.
Total	$	[ ]

        The Purchase Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the notes are subject to, among other things, the approval of certain legal matters by their counsel and certain other conditions. The Underwriters are obligated to take and pay for all the notes if any are taken.

        The initial public offering price of the notes is            % and the underwriting discounts and commissions are            %. The Underwriters may sell some of the notes to dealers at the initial public offering price less a concession not to exceed            % of the principal amount of the notes. The Underwriters may allow, and dealers may reallow, a discount not in excess of            % of the principal amount of notes to certain other dealers. After the initial public offering of the notes, the public offering price and other selling terms may from time to time be varied by the Underwriters.

        TMCC estimates expenses of $            associated with the offering of the notes. The net proceeds after payment of discounts, commissions and expenses are estimated to be $            .

        In order to facilitate the offering of the notes, the Underwriters or their affiliates may engage in transactions that stabilize the price of the notes. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes. If the Underwriters create a short position in the notes in connection with the offering, i.e., if they sell notes in an aggregate principal amount exceeding that set forth above, then the Underwriters may reduce that short position by purchasing notes in the open market. In general, purchases of notes for the purpose of stabilization or to reduce a short position could cause the price of the notes to be higher than in the absence of these purchases. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

        Neither TMCC nor the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither TMCC nor the Underwriters makes any representation that the transactions will be engaged in or that the transactions, once commenced, will not be discontinued without notice.

        It is expected that delivery of the notes will be made against payment therefor on or about May    , 2006, which is the 5th business day following the date hereof (this settlement cycle being referred to as "T+5"). Rule 15c6-1 of the SEC under the Exchange Act generally requires trades in the secondary market to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date hereof or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. It is suggested that purchasers of notes who wish to trade notes on the date hereof or the next succeeding business day consult their own advisors.

        TMCC has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act and to contribute to payments the Underwriters may be required to make in respect of these liabilities.

        The notes will not have an established trading market when issued. Each of the Underwriters may from time to time purchase and sell notes in the secondary market, but no Underwriter is obligated to do so. From time to time, each of the Underwriters may make a market in the notes, but any market making may be discontinued at any time. For these reasons, you should not assume that there will be any secondary market for your notes or, if there is a market, that it will be liquid. In addition, even if a secondary market develops for any notes, transaction costs may be high. As a result, the spread between bid and asked prices for notes may be substantial.

        Each of the Underwriters has represented and agreed that it has not and will not offer, sell or deliver any of the notes directly or indirectly, or distribute this prospectus supplement or the accompanying prospectus or any other offering material relating to the notes, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and in a manner that will not impose any obligations on TMCC except as set forth in the Purchase Agreement.

        Each Underwriter has agreed to comply with the following selling restrictions and each Underwriter represents and agrees to all applicable restrictions:

  (1)
  In relation to each Member State of the European Economic Area (each a "Member State") which has implemented the Prospectus Directive (each such Member State, a "Relevant Member State"), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date") it has not made and will not make an offer of notes to the public in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State:

  (i)
  in (or in Germany where the offer starts within) the period beginning on the date of publication of a prospectus in relation to those notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State all in accordance with the Prospectus Directive and ending on the date which is 12 months after the date of such publication;

  (ii)
  at any time to any legal entity which is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

    (iii)
    at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts, or other qualified investors pursuant to Art. 2(1)(e) of the Prospectus Directive; or

    (iv)
    at any time in any other circumstances which do not require the publication by the relevant company of a prospectus pursuant to Article 3 of the Prospectus Directive, provided that no such offer shall result in a requirement for publication of a prospectus pursuant to Article 3 of the Prospectus Directive;

    For purposes of this provision, the expression an "offer of notes to the public" in relation to any notes in any Relevant Member State means the communication in any form and by any means presenting sufficient information on the terms of the offer and the notes to be offered, so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State; and

  (2)
  In relation to any notes offered or sold in the United Kingdom:

  (i)
  it has not offered or sold and will not offer or sell any notes to persons in the United Kingdom prior to the date six months after the issuance of the notes except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

  (ii)
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 ("FSMA")) received by it in connection with the issue of the notes in circumstances in which Section 21(1)of the FSMA does not apply to TMCC; and

  (iii)
  it has complied and will comply with all other applicable provisions of the FSMA with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom.

        Certain of the Underwriters and their affiliates engage in transactions with, and perform services for TMCC and TMCC's affiliates in the ordinary course of business and have engaged, and may in the future engage, in commercial banking and investment banking transactions with TMCC and TMCC's affiliates.

PROSPECTUS

Toyota Motor Credit Corporation

Debt Securities

        By this prospectus, we may offer from time to time our senior unsecured debt securities. When we offer debt securities, we will provide you with a prospectus supplement describing the specific terms of the securities. You should read this information carefully before you invest.

        The debt securities:

  •
  will be in one or more series;

  •
  will be offered in amounts, at prices, in currencies and on terms to be agreed upon by us and the purchasers;

  •
  will be issued in amounts, with maturities, interest rates and offering prices set forth in a prospectus supplement; and

  •
  will be sold by us through agents, to or through underwriters or dealers, or directly to purchasers.

        If the terms of particular debt securities described in a prospectus supplement are different from those described in this prospectus, you should rely on the information in the prospectus supplement.

        This prospectus may not be used to complete sales of debt securities unless accompanied by a prospectus supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 7, 2006

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports and other information with the SEC. You may read and copy our SEC filings at the SEC's public reference room at Room 1500, 100 F Street, N.E., Washington D.C. 20549. You may also request copies of our SEC filings by writing to the SEC's Public Reference Room and paying a duplicating fee. You may obtain information about the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our electronic SEC filings are available on the Internet through the SEC's website at http://www.sec.gov.

        We have filed a registration statement with the SEC on Form S-3 under the Securities Act of 1933 covering the debt securities which includes this prospectus. For further information about us and the debt securities, you should refer to the registration statement and the exhibits. This prospectus summarizes material provisions of agreements and other documents that we refer you to. However, because the prospectus may not contain all the information you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to the registration statement.

INCORPORATION OF INFORMATION FILED WITH THE SEC

        The SEC allows us to "incorporate by reference" the information we file with the SEC, which means:

  •
  incorporated documents are considered part of this prospectus;

  •
  we can disclose important information to you by referring you to those documents; and

  •
  later information that we file with the SEC will automatically update and supersede the incorporated information.

        We incorporate by reference the documents listed below, which were filed with the SEC under the Exchange Act of 1934 (the "Exchange Act"):

  •
  annual report on Form 10-K for fiscal year ended March 31, 2005; and

  •
  quarterly reports on Form 10-Q for the quarters ended June 30, 2005, September 30, 2005 and December 31, 2005.

  •
  current reports on Form 8-K filed on April 4, 2005, April 21, 2005, October 5, 2005 and January 13, 2006 and on Form 8-K/A filed on August 5, 2005.

        We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus until the offering of the debt securities is completed or after the date of the initial registration statement and before the effectiveness of the registration statement:

  •
  any reports filed under Sections 13(a) and (c) of the Exchange Act;

  •
  any reports filed under Section 14 of the Exchange Act; and

  •
  any reports filed under Section 15(d) of the Exchange Act.

        You should rely only on information contained or incorporated by reference in this prospectus or any supplement we provide to you. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell the debt securities in any jurisdiction where the offer or sale is not permitted.

        You should not assume that the information appearing in this prospectus or any supplement is accurate as of any date other than the date on the front of the documents. Our business, financial condition, results of operations and other information may have changed since that date.

        You may request a copy of any filings referred to above at no cost by contacting us at the following address: Toyota Motor Credit Corporation, 19001 South Western Avenue, Torrance, California 90501; Attn: Treasury; telephone: (310) 468-1310.

TOYOTA MOTOR CREDIT CORPORATION

        Toyota Motor Credit Corporation provides retail and wholesale financing, retail leasing and certain other financial services to authorized Toyota and Lexus vehicle and Toyota industrial equipment dealers and their customers in the United States (excluding Hawaii) and the Commonwealth of Puerto Rico. TMCC is an indirect wholly owned subsidiary of Toyota Motor Corporation of Japan.

        TMCC was incorporated in California in 1982 and began operations in 1983. Our principal executive offices are located at 19001 South Western Avenue, Torrance, California 90509, and our telephone number is (310) 468-1310.

        In this prospectus, "TMCC", "we", "us" and "our" refer specifically to Toyota Motor Credit Corporation. TMCC is the issuer of all the debt securities offered under this prospectus.

        If you want to find out more information about us, please see the sections in this prospectus entitled "Where You Can Find More Information" and "Incorporation of Information Filed with the SEC."

DESCRIPTION OF DEBT SECURITIES

        The following description of the terms of the debt securities sets forth certain general terms and provisions of the debt securities. The particular terms of debt securities offered by TMCC (the "Offered Debt Securities"), and the extent to which these general provisions may apply to the Offered Debt Securities, will be described in a prospectus supplement relating to the Offered Debt Securities. If the terms of particular Offered Debt Securities described in a prospectus supplement are different from those described in this prospectus, you should rely on the information in the supplement.

        The debt securities will be issued under an indenture, dated as of August 1, 1991, as amended by a first supplemental indenture dated as of October 1, 1991 and a second supplemental indenture dated as of March 31, 2004 (together, the "Indenture"), between TMCC and the trustee for one or more series of debt securities designated in the applicable prospectus supplement or prospectus supplements (the "Trustee"). The following is a summary of certain provisions of the debt securities and of the Indenture and does not contain all of the information which may be important to you. You should read all provisions of the Indenture carefully, including the definitions of certain terms, before you decide to invest in the debt securities. If we refer to particular sections or defined terms of the Indenture, we mean to incorporate by reference those sections or defined terms of the Indenture. Capitalized terms used but not defined in this prospectus have the meanings given to them in the Indenture. A copy of the Indenture is an exhibit to the registration statement relating to the debt securities which includes this prospectus. See "Where You Can Find More Information."

The debt securities will be obligations solely of TMCC and will not be obligations of, or directly or indirectly guaranteed by, Toyota Motor Corporation, Toyota Financial Services Corporation or any of their affiliates.

General

        The Indenture does not limit the total principal amount of debt securities that we may issue under the Indenture. We may issue debt securities from time to time in one or more series, with the same or various maturities, at par, at a premium or with original issue discount up to the aggregate principal amount from time to time authorized by TMCC for each series.

        The debt securities will be unsecured general obligations of TMCC and will rank equally with our other unsecured and unsubordinated indebtedness from time to time outstanding.

        The applicable prospectus supplement will describe the terms of the Offered Debt Securities, including:

  •
  the aggregate principal amount and denominations;

  •
  the maturity date;

  •
  the principal amount payable whether at maturity or upon earlier acceleration, whether the principal amount will be determined with reference to an index, formula or other method, and the date or dates on which we agree to pay principal if other than on the maturity date;

  •
  the rate or rates per annum (which may be fixed or variable) at which we agree to pay interest and, if applicable, the method used to determine the rate or rates of interest;

  •
  the dates on which we agree to pay interest;

  •
  the place of transfer or payment for the debt securities, and the method of payment;

  •
  the provisions for redemption or repayment, if any, including the redemption and/or repayment price or prices and any remarketing arrangements;

  •
  the sinking fund requirements or amortization provisions, if any;

  •
  whether the debt securities are denominated or provide for payment in U.S. dollars or a foreign currency;

  •
  the form (registered or bearer or both) in which the debt securities may be issued and any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of debt securities in either form;

  •
  if TMCC will pay any Additional Amounts relating to debt securities held by a person who is not a U.S. person in respect of specified taxes, assessments or other governmental charges, under what circumstances TMCC will pay Additional Amounts and whether TMCC has the option to redeem the affected debt securities rather than pay the Additional Amounts;

  •
  whether the debt securities will be issued in whole or in part in the form of one or more global securities and, in that case, the Depository for the global securities;

  •
  the title of the debt securities, the series of which the debt securities will be a part and the Trustee with respect to the debt securities; and

  •
  any other terms.

        Please see the accompanying prospectus supplement you have received or will receive for the terms of the specific Offered Debt Securities. TMCC may deliver or make available this prospectus before or together with the delivery of a prospectus supplement.

        The variable terms of debt securities are subject to change from time to time, but no change will affect any debt security already issued or as to which an offer to purchase has been accepted by TMCC.

        TMCC may issue debt securities with terms different from those of debt securities previously issued and may "reopen" a previous issue or a series of debt securities and issue additional debt securities of that issue or series.

        You should be aware that special U.S. federal income tax, accounting and other considerations may apply to the debt securities. The prospectus supplement relating to an issue of debt securities will describe these considerations if they apply.

Payment and Paying Agents

        Payment of principal of and premium and interest, if any, on debt securities will be made at the office of the Paying Agent or Paying Agents as TMCC may designate from time to time. However, at TMCC's option, TMCC may pay interest:

  •
  by check mailed to the address of the person entitled to the payment as the address appears in the Security Register; or

  •
  by wire transfer to an account maintained by the person entitled to the payment as specified in the Security Register.

        Payment of any interest on debt securities will be made to the person in whose name the debt security is registered at the close of business on the Regular Record Date for that interest.

        TMCC will designate the Trustee for the debt securities of the related series, acting through its Corporate Trust Office, as TMCC's sole Paying Agent for payments with respect to debt securities of the series. TMCC may at any time:

  •
  designate additional Paying Agents; or

  •
  rescind the designation of any Paying Agent; or

  •
  approve a change in the office through which any Paying Agent acts.

        However, TMCC will be required to maintain a Paying Agent in each Place of Payment for a series of debt securities. All moneys paid by TMCC to a Paying Agent for the payment of principal of or premium or interest, if any, on any debt security which remain unclaimed at the end of one year after the principal, premium or interest has become due and payable will be repaid to TMCC, and the Holder of such debt security or any coupon will thereafter look only to TMCC for payment of those amounts.

Global Securities

        The debt securities of a series may be issued in whole or in part in global form. A debt security in global form will be deposited with, or on behalf of, a Depository, which will be identified in an applicable prospectus supplement. A global debt security may be issued in either registered or bearer form and in either temporary or permanent form. A debt security in global form may not be transferred except as a whole by the Depository for the debt security to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any nominee to a successor of the Depository or a nominee of the successor. If any debt securities of a series are issuable in global form, the applicable prospectus supplement will describe the circumstances, if any, under which beneficial owners of interests in the global debt security may exchange their interests for definitive debt securities of the series and of like tenor and principal amount in any authorized form and denomination, the manner of payment of principal of, premium and interest, if any, on the global debt security and the material terms of the depository arrangement with respect to the global debt security.

Certain Covenants

        The debt securities will not be secured by mortgage, pledge or other lien. TMCC has agreed in the Indenture not to pledge or otherwise subject to any lien any property or assets of TMCC to secure any indebtedness for borrowed money incurred, issued, assumed or guaranteed by TMCC unless the debt securities are secured by the pledge or lien equally and ratably with all other obligations secured thereby so long as such other indebtedness shall be so secured; provided, however, that such covenant does not apply to liens securing indebtedness which does not in the aggregate at any one time outstanding exceed 20% of Consolidated Net Tangible Assets (as defined below) of TMCC and its consolidated subsidiaries and also does not apply to:

  •
  the pledge of any assets of TMCC to secure any financing by TMCC of the exporting of goods to or between, or the marketing thereof in, countries other than the United States in connection with which TMCC reserves the right, in accordance with customary and established banking practice, to deposit, or otherwise subject to a lien, cash, securities or receivables for the purpose of securing banking accommodations or as the basis for the issuance of bankers' acceptances or in aid of other similar borrowing arrangements;

  •
  the pledge of receivables payable in currencies other than United States dollars to secure borrowings in countries other than the United States;

  •
  any deposit of assets of TMCC in favor of any governmental bodies to secure progress, advance or other payments under a contract or a statute;

  •
  any lien or charge on any property of TMCC, tangible or intangible, real or personal, existing at the time of acquisition or construction of such property (including acquisition through merger or consolidation) or given to secure the payment of all or any part of the purchase or construction price thereof or to secure any indebtedness incurred prior to, at the time of, or within one year after, the acquisition or completion of construction thereof for the purpose of financing all or any part of the purchase or construction price thereof;

  •
  bankers' liens or rights of offset;

  •
  any lien securing the performance of any contract or undertaking of TMCC not directly or indirectly in connection with the borrowing of money, obtaining of advances or credit or the securing of debt, if made and continuing in the ordinary course of business;

  •
  any lien to secure non-recourse obligations in connection with TMCC's engaging in leveraged or single-investor lease transactions;

  •
  any lien to secure payment obligations with respect to (x) rate swap transactions, swap options, basis swaps, forward rate transactions, commodity swaps, commodity options, equity or equity index swaps, equity or equity index options, bond options, interest rate options, foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, credit protection transactions, credit swaps, credit default swaps, credit default options, total return swaps, credit spread transactions, repurchase transactions, reverse repurchase transactions, buy/sell-back transactions, securities lending transactions, weather index transactions, or forward purchases or sales of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions), or (y) transactions that are similar those described above; and

  •
  any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any lien, charge or pledge referred to in the clauses above, provided, however, that the amount of any and all obligations and indebtedness secured thereby will not exceed the amount thereof so secured immediately prior to the time of such extension, renewal or replacement, and that such extension, renewal or replacement will be limited to all or a part of the property which secured the charge or lien so extended, renewed or replaced (plus improvements on such property).

        "Consolidated Net Tangible Assets" means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles of TMCC and its consolidated subsidiaries, all as set forth on the most recent balance sheet of TMCC and its consolidated subsidiaries prepared in accordance with generally accepted accounting principles as practiced in the United States.

Successor Corporation

        The Indenture provides that TMCC may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other corporation, provided, that:

  •
  either TMCC shall be the continuing corporation, or the successor corporation shall be a corporation organized and existing under the laws of the United States or any state thereof and shall expressly assume, by a supplemental indenture, executed and delivered to each Trustee, in form satisfactory to each Trustee, all of the obligations of TMCC under the debt securities and the Indenture; and

  •
  TMCC or the successor corporation, as applicable, shall not, immediately after such merger or consolidation, or such sale, lease or conveyance, be in default in the performance of any obligations under the Indenture.

        Subject to certain limitations in the Indenture, a Trustee may receive from TMCC an officer's certificate and an opinion of counsel as conclusive evidence that any such consolidation, merger, sale, lease or conveyance, and any such assumption, complies with the provisions of the Indenture.

Supplemental Indentures

        Supplemental indentures may be entered into by TMCC and the appropriate Trustee with the consent of the Holders of 66 2/3% in principal amount of any series of outstanding debt securities, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the Holders of each such series affected by such modification or amendment. However, no supplemental indenture may, among other things, without the consent of each Holder of any debt security affected:

  •
  reduce the principal amount of or interest on any debt security;

  •
  change the maturity date of the principal, the interest payment dates or other terms of payment of any debt security; or

  •
  reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose Holders is necessary to modify or amend the Indenture.

        Under certain circumstances, supplemental indentures may also be entered into without the consent of the Holders.

Events of Default

        The Indenture defines an Event of Default with respect to any series of debt securities as being any one of the following events with respect to that series:

  •
  default in the payment of principal, when due;

  •
  default in the payment of any interest when due and continuation of the default for 30 days;

  •
  default in the deposit of any sinking fund payment when due;

  •
  default in the performance or breach of any of TMCC's obligations or warranties under the Indenture (other than an obligation or warranty included in the Indenture which is not for the benefit of that particular series of debt securities) which continues for 60 days after written notice;

  •
  certain events of bankruptcy, insolvency or reorganization of TMCC; and

  •
  any other Event of Default provided with respect to debt securities of that series.

        No Event of Default with respect to a particular series of debt securities issued under the Indenture necessarily constitutes an Event of Default with respect to any other series of debt securities. If an Event of Default occurs and is continuing, the appropriate Trustee or the Holders of at least 25% in aggregate principal amount of debt securities of each series affected by the Event of Default may declare the debt securities of that series to be due and payable.

        Any past default with respect to a particular series of debt securities may be waived by the Holders of a majority in aggregate principal amount of the outstanding debt securities of that series, except a default:

  •
  in the payment of principal of, premium, or interest for which payment had not been subsequently made; or

  •
  in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the Holder of each outstanding debt security of that series.

        TMCC will be required to file with each Trustee annually an officer's certificate as to the absence of certain defaults. The appropriate Trustee may withhold notice to Holders of any series of debt securities of any default with respect to that series (except in payment of principal, premium, if any, or interest) if it in good faith determines that it is in the interest of such Holders to do so.

        Subject to the provisions of the Indenture relating to the duties of a Trustee in case an Event of Default shall occur and be continuing, a Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless the Holders have offered to the Trustee reasonable indemnity or security against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction. Subject to provisions in the Indenture for the indemnification of a Trustee and to certain other limitations, the Holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the appropriate Trustee, or exercising any trust or power conferred on the Trustee with respect to the debt securities of the series.

Satisfaction and Discharge of the Indenture

        The Indenture will be discharged with respect to the debt securities of any series upon the satisfaction of certain conditions, including the following:

  •
  payment in full of the principal of, and premium, if any, and interest on all of the debt securities of that series; or

  •
  the deposit with the appropriate Trustee of an amount in cash or United States government obligations sufficient for such payment or redemption, in accordance with the Indenture.

Termination

        TMCC may terminate certain of its obligations under the Indenture with respect to the debt securities of any series, including its obligations to comply with the restrictive covenants set forth in the Indenture (see "Certain Covenants") with respect to the debt securities of that series, on the terms and subject to the conditions contained in the Indenture, by depositing in trust with the appropriate Trustee cash or United States government obligations sufficient to pay the principal of, and premium, if any, and interest on the debt securities of the series to their maturity in accordance with the terms of the Indenture and the debt securities of the series. In that event, the appropriate Trustee will receive an opinion of counsel stating that the deposit and termination will not have any federal income tax consequences to the Holders.

The Trustees

        The Indenture contains certain limitations on the right of a Trustee, should it become a creditor of TMCC, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. A Trustee is permitted to engage in other transactions with TMCC; provided, however, that if a Trustee acquires any conflicting interest it must eliminate that conflict or resign.

        The Indenture provides that, in case an Event of Default has occurred and is continuing, a Trustee is required to use the degree of care and skill of a prudent person in the conduct of his or her own affairs in the exercise of its powers.

Governing Law

        The Indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

Credit Support

        TMCC is a wholly-owned subsidiary of Toyota Financial Services Americas Corporation, a holding company owned 100% by Toyota Financial Services Corporation. TFSC, in turn, is a wholly-owned subsidiary of Toyota Motor Corporation. TFSC was incorporated in July 2000 and its corporate headquarters is located in Nagoya, Japan. The purpose of TFSC is to control and manage Toyota's finance operations worldwide.

        TMCC has entered into a Credit Support Agreement with TFSC, in which TFSC agreed to:

  •
  maintain 100% ownership of TMCC;

  •
  cause TMCC and its subsidiaries to have a net worth of at least U.S. $100,000; and

  •
  make sufficient funds available to TMCC so that TMCC will be able to service the obligations arising out of its own bonds, debentures, notes and other investment securities and commercial paper (collectively, "TMCC Securities"). The agreement is not a guarantee by TFSC of any TMCC Securities or other obligations of TMCC. The agreement is governed by, and construed in accordance with, the laws of Japan.

  TFSC has entered into a Credit Support Agreement with TMC, in which TMC agreed to:

  •
  maintain 100% ownership of TFSC;

  •
  cause TFSC and its subsidiaries to have a net worth of at least Japanese Yen 10 million; and

  •
  make sufficient funds available to TFSC so that TFSC will be able to (i) service the obligations arising out of its own bonds, debentures, notes and other investment securities and commercial paper and (ii) honor its obligations incurred as a result of guarantees or credit support agreements that it has extended. The agreement is not a guarantee by TMC of any securities or obligations of TFSC. The agreement is governed by, and construed in accordance with, the laws of Japan.

        Holders of TMCC Securities, including the debt securities offered under this prospectus, will have the right to claim directly against TFSC and TMC to perform their respective obligations under the credit support agreements by making a written claim together with a declaration to the effect that the holder will have recourse to the rights given under the credit support agreement. If TFSC and/or TMC receives such a claim from any holder of TMCC Securities, TFSC and/or TMC shall indemnify, without any further action or formality, the holder against any loss or damage resulting from the failure of TFSC and/or TMC to perform any of their respective obligations under the credit support agreements. The holder of TMCC Securities who made the claim may then enforce the indemnity directly against TFSC and/or TMC.

        TMC files periodic reports and other information with the SEC, which can be read and copied at the SEC's public reference room at Room 1500, 100 F Street, N.E., Washington D.C. 20549. You may also request copies of TMC's SEC filings by writing to the SEC's Public Reference Room and paying a duplicating fee. You may obtain information about the Public Reference Room by calling the SEC at 1-800-SEC-0330. TMC's electronic SEC filings are available on the Internet through the SEC's website at http://www.sec.gov.

LEGAL MATTERS

        Geri Brewster, Esq., General Counsel of TMCC, will pass upon the validity of the debt securities offered by this prospectus. O'Melveny & Myers LLP will act as counsel for the underwriters, dealers or agents, if any.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The consolidated financial statements incorporated in this prospectus by reference to the annual report on Form 10-K of TMCC for the fiscal year ended March 31, 2005, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        With respect to the unaudited financial information of TMCC for the three-month periods ended June 30, 2005 and 2004, the three-and six-month periods ended September 30, 2005 and 2004 and the three- and nine-month periods ended December 31, 2005 and 2004, incorporated by reference in this prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated August 15, 2005, November 14, 2005 and February 10, 2006 incorporated by reference herein state that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act of 1933.

$

TOYOTA MOTOR CREDIT CORPORATION

    % Notes due 2011

PROSPECTUS SUPPLEMENT

Deutsche Bank Securities
Merrill Lynch & Co.
Nomura Securities International, Inc.

May    , 2006

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TABLE OF CONTENTS
RISK FACTORS
STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
SELECTED FINANCIAL INFORMATION
CAPITALIZATION
DESCRIPTION OF THE NOTES
UNITED STATES FEDERAL INCOME TAXATION
UNDERWRITING
Debt Securities
TABLE OF CONTENTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF INFORMATION FILED WITH THE SEC
TOYOTA MOTOR CREDIT CORPORATION
DESCRIPTION OF DEBT SECURITIES
LEGAL MATTERS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM